Exhibit 8

	Place of incorporation / registration and operation	Percentage of beneficial interest attributable to our company
Aircel Digilink India Limited (Notes 1, 2)	India	54%
BFKT (Thailand) Limited (Note 3)	Thailand	49%
Fascel Limited (Notes 1, 2)	India	54%
HCL Network Partnership	Hong Kong	100%
Hutchison CAT Wireless MultiMedia Limited (Note 3)	Thailand	36%
Hutchison Essar South Limited (Notes 1, 2)	India	53%
Hutchison Essar Mobile Services Limited (formerly known as Hutchison Essar Telecom Limited) (Note 1, 2)	India	54%
Hutchison Global Communications Limited	Hong Kong	100%
Hutchison GlobalCentre Limited	Hong Kong	100%
Hutchison-Management of Telecommunication Services, Limited	Macau	100%
Hutchison Essar Limited (formerly known as Hutchison Max Telecom Private Limited) (Note 1, 2)	India	54%
Hutchison MultiMedia Services Limited	Hong Kong	100%
Hutchison MultiMedia Services (Thailand) Limited	Thailand	100%
Hutchison Telecom East Limited (Notes 1, 2)	India	54%
Hutchison Telecommunications International (HK) Limited	Hong Kong	100%
Hutchison Telecommunications (Hong Kong) Limited	Hong Kong	100%
Hutchison Telecommunications Information Technology (Shenzhen) Limited	China	100%
Hutchison Telecommunication Services Limited	Hong Kong	100%
Hutchison Telephone Company Limited	Hong Kong	71%
Hutchison Telephone (Macau) Company Limited	Macau	71%
Hutchison Teleservices Overseas Limited	British Virgin Islands	100%
Hutchison Teleservices (HK) Limited	Hong Kong	100%
Hutchison Telecommunications Lanka (Private) Limited	Sri Lanka	100%
HTI (BVI) Finance Limited	British Virgin Islands	100%
Kasapa Telecom Limited	Ghana	100%
Partner Communications Company Limited	Israel	52%
PT Hutchison CP Telecommunications	Indonesia	60%
PowerCom Network Hong Kong Limited	British Virgin Islands	100%
Telecom Investments India Private Limited (Note 2)	India	49%
Union Telecom Limited	Macau	80%
Usha Martin Telematics Limited (Notes 1, 2)	India	79%

Note 1:	We hold a direct equity interest of 49% or less in each of these companies. The percentages disclosed above also include our indirect equity interests.

Note 2:	This company is a subsidiary company because we, by virtue of its funding or financing arrangements, bear the majority of the economic risks and are entitled to the majority of its rewards on a long-term basis from a combination of some of the following factors:

■	Our direct and indirect economic shareholding results in us holding, in some cases, more than 50% of the economic interest in the operation;

■	Non-voting preference shareholdings with redemption premium features that provides us with additional economic rewards;

■	Our counter-indemnity to the Hutchison Whampoa group for the guarantees it has provided to our non-wholly owned Indian operating businesses is disproportionate to our economic interest in these businesses;

■	Commitment to provide financial support for third party shareholders of the operating companies.

Note 3:	In addition to our 49% and 36% beneficial interest in BFKT (Thailand) Limited and Hutchison CAT Wireless MultiMedia Limited, respectively, we also hold call options over 51% and 30% of the beneficial interest in BFKT (Thailand) Limited and Hutchison CAT Wireless MultiMedia Limited, respectively.